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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                               Contact:  Bill Ballas
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                                                              (804) 754-2714
                                                              ballas1@erols.com


               COMMONWEALTH BIOTECHNOLOGIES, INC. ACQUIRES DRUG
              DEVELOPMENT CONTRACTS FROM SRA LIFE SCIENCES, INC.

RICHMOND, VA (January 16, 2001) - Commonwealth Biotechnologies, Inc. (NASDAQ small cap exchange: CBTE) announced that it has purchased the current contracts and the rights to pending contracts of the Drug Development Group of SRA Life Sciences, Inc., (SRA) Falls Church, VA. Terms of the agreement were not disclosed.

SRA's Drug Development Group's core staff, including its Director of Drug Development, has joined CBI to support ongoing and future projects. These individuals will continue to operate from Falls Church, VA.

Drug development comprises consulting, management, and implementation of all services required to move a client's drug, process, or device candidate through its research and development phase, pre-clinical laboratory studies, clinical trials, and regulatory phases of the regulatory approval process.

"This acquisition completes the continuum of services required to support a client's product or process from its conceptualization through its presentation to regulatory agencies for final pre-market approval. We believe this makes us a unique industry resource covering the full spectrum of services to support a product from "CONCEPT TO CLINIC ", said Richard J. Freer, Ph.D., Chairman of CBI. "We will begin a very aggressive marketing effort to reach not only new clients but also to raise the awareness of our current client base, many of which have products in their pipelines which could benefit from this new
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capability.  We intend to target small to medium biotech companies seeking to commercialize their products but which don't have in-house regulatory expertise," Freer added. Freer notes too, "It is also important to point out that the core personnel of SRA, including its Director of Drug Development, Sandra J. Hecker, RAC, have all joined CBI. Retention of the existing team is, of course, important for existing clients but it should also be important for new clients to know that there is a fully synergistic group to support their projects."

In addition to offering contract research services, CBI has or is a partner to several intellectual properties. More specifically, it owns all rights to the patented lead human pharmaceutical, HepArrestTM, a specific reversal agent for the anti-coagulant heparin. The company is currently seeking pharmaceutical partners to license and commercialize this drug.

Robert B. Harris, Ph.D., President of CBI and a co-inventor of the drug stated that, "CBI believes HepArrestTM has performed well in the laboratory and is now ready to enter the pre-clinical regulatory phase of its development. The acquisition of this drug development expertise will allow us to more effectively move this drug candidate along its development path and, assuming positive outcomes, to significantly enhance its value to potential licensees." Harris also notes that, "CBI has other intellectual properties both internally and through partnerships, which are at or close to the point where they could also begin to enter the regulatory phase of development. Bottom line; this acquisition should be a significant asset to CBI, not only as a revenue source but also by supporting CBI's own intellectual products."

Recently, Commonwealth Biotechnologies (CBI) has been aggressively establishing the many technology platforms to support its clients' needs. Currently, the company offers full capabilities in the areas of molecular design and synthesis, genome services, proteomics, immunochemistry, molecular biology, as well as technologies, such as large scale fermentation and environmental analyte detection, which are provided to its clients through joint venture or strategic partnership arrangements.

CBI has chosen to keep the Drug Development Group at its current Falls Church location to take advantage of the proximity to the Federal Regulatory Agencies.
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As Chet Trzaski, Manager of Business Development at CBI points out, "A presence in the northern Virginia/Maryland area is not only important for the Drug Development Group but will also allow us to become more visible in a highly dynamic biotech market. Given the high density of biotech related companies in the region, it should be fertile ground for marketing our other services in the realm of drug discovery, genome services, proteomics, and related areas."

Founded in 1992, CBI is located in Gateway Centre, 601 Biotech Drive, Richmond, Virginia 23235 (1-800-735-9224). CBI occupied this 32,000 square foot facility in December 1998 and currently employs a staff of 40 including twelve doctoral scientists. CBI provides comprehensive research and development services to more than 1,500 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, the company cannot guarantee that drug development services will be successfully implemented and will be profitable. Similarly, the company cannot guarantee that HepArrestTM or its other intellectual properties will ever be commercialized or
profitable.   The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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